Exhibit 99.1

NEWS RELEASE

CPS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2022 EARNINGS

▪	Pretax income of $18.3 million for the fourth quarter and $116.2 million for 2022
▪	Net income of $14.1 million, or $0.59 per diluted share for the fourth quarter
▪	Net income of $86.0 million, or $3.23 per diluted share for 2022
▪	New contract purchases of $1.854 billion for the full year 2022

LAS VEGAS, NV, March 9, 2023 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings of $14.1 million, or $0.59 per diluted share, for its fourth quarter ended December 31, 2022. This compares to a net income of $19.0 million, or $0.71 per diluted share, in the fourth quarter of 2021.

Revenues for the fourth quarter of 2022 were $83.0 million, an increase of $13.7 million, or 19.7%, compared to $69.4 million for the fourth quarter of 2021. Total operating expenses for the fourth quarter of 2022 were $64.7 million compared to $45.0 million for the 2021 period. Pretax income for the fourth quarter of 2022 was $18.3 million compared to pretax income of $24.4 million in the fourth quarter of 2021.

For the twelve months ended December 31, 2022 total revenues were $329.7 million compared to $267.8 million for the twelve months ended December 31, 2021, an increase of approximately $61.9 million, or 23.1%. Total expenses for the twelve months ended December 31, 2022 were $213.5 million, an increase of $11.5 million, or 5.7%, compared to $202.1 million for the twelve months ended December 31, 2021. Pretax income for the twelve months ended December 31, 2022 was $116.2 million, compared to $65.7 million for the twelve months ended December 31, 2021. Net income for the twelve months ended December 31, 2022 was $86.0 million, or $3.23 per diluted share. This compares to net income of $47.5 million, or $1.84 per diluted share for the twelve months ended December 31, 2021.

During the fourth quarter of 2022, CPS purchased $428.1 million of new contracts compared to $468.2 million during the third quarter of 2022 and $328.0 million during the fourth quarter of 2021. The Company's receivables totaled $2.795 billion as of December 31, 2022, an increase from $2.687 billion as of September 30, 2022 and an increase from $2.209 billion as of December 31, 2021.

Annualized net charge-offs for the fourth quarter of 2022 were 5.83% of the average portfolio as compared to 2.57% for the fourth quarter of 2021. Delinquencies greater than 30 days (including repossession inventory) were 12.62% of the total portfolio as of December 31, 2022, as compared to 10.53% as of December 31, 2021.

“The fourth quarter brings to close a banner year for the Company,” said Charles E. Bradley, Chief Executive Officer. “We originated $1.85 billion in new finance receivables for the year, a 62% increase over 2021. Our total managed portfolio eclipsed $3 billion for the first time and our earnings for the year are the highest ever in our history.”

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About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded figures representing allowances for remaining expected lifetime credit losses, its estimates of fair value (most significantly for its receivables accounted for at fair value), its provision for credit losses, its entries offsetting the preceding, and figures derived from any of the preceding. In each case, such figures are forward-looking statements because they are dependent on the Company’s estimates of losses to be incurred in the future. The accuracy of such estimates may be adversely affected by various factors, which include the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. Any or all of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to losses to be incurred in the future may affect future performance.

Investor Relations Contact

Danny Bharwani, Chief Financial Officer

949-753-6811

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Consumer Portfolio Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2022	2021	2022	2021
Revenues:
Interest income	$79,690	$67,715	$305,237	$266,266
Mark to finance receivables measured at fair value	–	–	15,283	(4,417)
Other income	3,330	1,650	9,189	5,962
	83,020	69,365	329,709	267,811
Expenses:
Employee costs	20,868	22,756	84,282	80,534
General and administrative	11,699	11,582	37,618	34,616
Interest	28,870	16,980	87,524	75,239
Provision for credit losses	(4,700)	(13,000)	(28,100)	(14,590)
Other expenses	7,978	6,667	32,192	26,266
	64,715	44,985	213,516	202,065
Income before income taxes	18,305	24,380	116,193	65,746
Income tax expense	4,170	5,415	30,210	18,222
Net income	$14,135	$18,965	$85,983	$47,524

Earnings per share:
Basic	$0.69	$0.88	$4.10	$2.11
Diluted	$0.59	$0.71	$3.23	$1.84

Number of shares used in computing earnings per share:
Basic	20,341	21,661	20,958	22,562
Diluted	23,828	26,813	26,589	25,780

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Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
	2022	2021
Assets:
Cash and cash equivalents	$13,490	$29,928
Restricted cash and equivalents	149,299	146,620
Finance receivables measured at fair value	2,476,617	1,749,098

Finance receivables	92,304	232,390
Allowance for finance credit losses	(21,753)	(56,206)
Finance receivables, net	70,551	176,184

Deferred tax assets, net	10,177	19,575
Other assets	32,634	38,173
	$2,752,768	$2,159,578

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$55,421	$43,648
Warehouse lines of credit	285,328	105,610
Residual interest financing	49,623	53,682
Securitization trust debt	2,108,744	1,759,972
Subordinated renewable notes	25,263	26,459
	2,524,379	1,989,371

Shareholders' equity	228,389	170,207
	$2,752,768	$2,159,578

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Operating and Performance Data ($ in millions)

	At and for the		At and for the
	Three months ended		Twelve months ended
	December 31,		December 31,
	2022	2021	2022	2021

Contracts purchased	$428.08	$327.98	$1,854.39	$1,146.32
Contracts securitized	337.38	360.00	1,537.38	1,145.00

Total portfolio balance (5)	$2,795.38	$2,209.43	$2,795.38	$2,209.43
Average portfolio balance (5)	2,764.80	2,190.16	2,539.11	2,147.61

Delinquencies (5)
31+ Days	11.12%	9.50%
Repossession Inventory	1.50%	1.03%
Total Delinquencies and Repo. Inventory	12.62%	10.53%

Annualized Net Charge-offs as % of Average Portfolio (5)
Legacy portfolio	6.84%	0.11%	4.63%	5.78%
Fair Value portfolio	5.79%	2.89%	4.52%	3.09%
Total portfolio	5.83%	2.57%	4.53%	3.52%

Recovery rates (2)	43.6%	63.3%	52.3%	54.5%

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	For the				For the
	Three months ended				Twelve months ended
	December 31,				December 31,
	2022		2021		2022		2021
	$(3)	%(4)	$(3)	%(4)	$(3)	%(4)	$(3)	%(4)
Interest income	$79.69	11.5%	$67.72	12.4%	$305.24	12.0%	$266.27	12.4%
Mark to finance receivables measured at fair value	–	0.0%	–	0.0%	15.28	0.6%	(4.42)	-0.2%
Other income	3.33	0.5%	1.65	0.3%	9.19	0.4%	5.96	0.3%
Interest expense	(28.87)	-4.2%	(16.98)	-3.1%	(87.52)	-3.4%	(75.24)	-3.5%
Net interest margin	54.15	7.8%	52.39	9.6%	242.19	9.5%	192.57	9.0%
Provision for credit losses	4.70	0.7%	13.00	2.4%	28.10	1.1%	14.59	0.7%
Risk adjusted margin	58.85	8.5%	65.39	11.9%	270.29	10.6%	207.16	9.6%
Core operating expenses	(40.55)	-5.9%	(41.01)	-7.5%	(154.09)	-6.1%	(141.42)	-6.6%
Pre-tax income	$18.31	2.6%	$24.38	4.5%	$116.19	4.6%	$65.75	3.1%

(1) Includes allowance for finance credit losses and allowance for repossession inventory.
(2) Wholesale auction liquidation amounts (net of expenses) as a percentage of the account balance at the time of sale.
(3) Numbers may not add due to rounding.
(4) Annualized percentage of the average portfolio balance. Percentages may not add due to rounding.
(5) Excludes third party portfolios.

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